Exhibit 4.45

Signed by

Kaixin Auto Group,

Kaixin Auto Holdings

and

Stanley Star Group Inc.

The Supplemental Agreement to

the Equity transfer agreement of

Renren Finance, Inc.

December 28, 2022

Supplemental Agreement to the Equity transfer agreement of

Renren Finance, Inc.

The Supplemental Agreement to the Equity Transfer Agreement of Renren Finance,Inc. (“the Agreement”) is signed by the following parties on December 28, 2022 in Chaoyang District, Beijing, People’s Republic of China (for the purpose of the Agreement, excluding: The Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region, hereinafter referred to as “China”).

1. Kaixin Auto Group (the “Transferor”), a company incorporated and valiantly existing under the laws of Cayman, registration number 252985.

2. Stanley Star Group (the “Transferee”) is a company incorporated and valiantly existing under the laws of the British Virgin Islands, registration number 2101685.

3. Kaixin Auto Holdings (hereinafter referred to as “KAH”), listed on NASDAQ in the United States, is a company incorporated and valiably existing under the laws of Cayman, registration number 317655.

Transferor, Transferee and KAH are hereinafter collectively referred to as “the Parties” and singly referred to as a “Party”.

Whereas:

1) The Equity transfer agreement of Renren Finance, Inc. (the “Master Agreement”) was signed by the Transferor and the Transferee on August 5, 2022. The Master Agreement states that the Transferor transfers 100% equity (the “Target Equity”) of Renren Finance, Inc. (the “Target Company”) to the Transferee for the price of $1.

2) After the signing of the Master Agreement, the parties have reached a supplementary agreement on the terms of the Master Agreement, and the supplementary agreement is as follows:

1.  The Parties supplement Article 2.1 of Article 2 - Assignment Conditions and Compensation for Breach of Contract of the Master Agreement:

Original Clause: The Transferor undertakes that the total net assets of Renren Finance, Inc. and its subsidiaries on the equity delivery transaction closing date shall not be less than -20 million RMB. If the net assets are less than -20 million RMB, the Transferor shall compensate the Transferee for the corresponding amount.

The terms shall be changed to: Given that the overall net assets of Renren Finance, Inc. and its subsidiaries at the closing date are approximately negative, the Transferor shall make appropriate compensation to the Transferee in order to facilitate the transaction. All parties have agreed through consultation that KAH will compensate the Transferee by issuing additional convertible preferred stock of $50 million dollars in nominal amount. KAH shall issue additional preferred shares to the Transferee within three days after the execution of the Agreement. The preferred stock holder has the right at any time to request the conversion of all or part of his preferred stock into the common stock of KAH at a price of $1 per share. The preferred stock has no repurchase clause and carries an annualized dividend of 5%, payable in cash or common stock at KAH’s option.

2.  In view of the above supplementary provisions for the Transferee, the Parties shall make the following supplementary provisions in accordance with Article 1.3 - Transfer of Equity of the Master Agreement:

Original terms: The Transferor shall bear the interest expense of the existing principal of the bank loan of Zhejiang Jieying Automobile Sales Co., LTD., which is RMB 40 million. Such interest expense shall be paid to Zhejiang Jieying Automobile Sales Co., Ltd. by the Transferor before repayment of the interest on each loan installment.

The terms shall be changed to: The Transferor shall bear the interest expense of the principal of the existing bank loan of Zhejiang Jieying Automobile Sales Co., Ltd. which is 40 million RMB until the end of January 2023. Such interest expense shall be paid by the Transferor to Zhejiang Jieying Automobile Sales Co., LTD before the end of January 2023.

3.  The Agreement is a supplement to the Master Agreement. In the absence of any agreement in the Master Agreement, the Supplementary Agreement shall prevail. In the event of any discrepancy between the Agreement and the Master Agreement, the Agreement shall prevail.

4.  The Agreement shall be governed by the same laws and disputes as the Master Agreement.

5.  The Agreement shall come into force and take effect as of the date set forth at the beginning of the Agreement upon execution by the Parties hereto.

6.  The Agreement is executed in triplicate, with each Party holding one copy.

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Signature page to the Supplemental Agreement to the Equity Transfer Agreement of Renren Finance, Inc. signed by Kaixin Auto Group, Stanley Star Group and Kaixin Auto Holdings on the first date of this article.

Transferor: Kaixin Auto Group

Legal representative or authorized representative (Signature):

Transferee: Stanley Star Group

Legal representative or authorized representative (Signature):

Kaixin Auto Holdings

Legal representative or authorized representative (Signature):

Signature page